Exhibit 10.3

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TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) by and between Thomas W. Horton (“Executive”) and American Airlines Group Inc., a Delaware corporation (the “Company”), is made effective as of the date Executive signs this Agreement (the “Effective Date”) with reference to the following facts:

WHEREAS, Executive has served as the Chairman of the Board of Directors (the “Board”) of the Company and its President and Chief Executive Officer since November 2011;

WHEREAS, prior to Executive becoming the Company’s President and Chief Executive Officer, the Company filed for bankruptcy protection;

WHEREAS, as a direct result of Executive’s efforts and under Executive’s leadership as President and Chief Executive Officer, the Company’s financial performance significantly improved during 2013, which benefited the stockholders of the Company;

WHEREAS, as a direct result of Executive’s efforts and under Executive’s leadership as President and Chief Executive Officer, the Company successfully completed a financial reorganization and emerged from bankruptcy;

WHEREAS, as a direct result of Executive’s efforts and under Executive’s leadership as President and Chief Executive Officer, the Company successfully completed a business combination with US Airways Group, Inc. and its subsidiaries (the “Merger”);

WHEREAS, at the closing of the Merger, which occurred on December 9, 2013 (the “Closing Date” or “Transition Date”), Executive transitioned from his role as Chairman of the Board, President and Chief Executive Officer to solely serving as the Chairman of the Board;

WHEREAS, on the Closing Date and in connection with the Merger, the Company’s similarly-situated executives received substantial cash and equity awards from the Company; and

WHEREAS, in recognition of Executive’s efforts and successful leadership, which the Board has determined has substantially benefited the shareholders of the Company and in order to clear up any ambiguity that may exist with respect to Executive’s entitlements in connection with Executive’s transition, the Board has approved the benefits described herein in exchange for Executive’s execution and non-revocation of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Transition Date. Executive acknowledges and agrees that Executive’s status as an officer and employee of the Company ended with his transition to his role as Chairman of the Board effective as of the Closing Date, and Executive shall continue to serve as Chairman of the Board through the date set forth in the Company’s amended and restated bylaws.

2. Accrued Obligations and Expenses.

(a) Accrued Obligations. The Company has paid, or will within the time period required by applicable law pay, Executive (i) all accrued but unpaid base salary through the Transition Date and (ii) all accrued and unused vacation earned through the

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Transition Date, subject in each case to appropriate payroll deductions and withholdings. In addition, Executive has received, or shall be entitled to receive, any accrued benefits provided under the Company’s employee benefit plans, in accordance with the terms contained therein. Executive is entitled to these payments regardless of whether Executive executes this Agreement.

(b) Business Expenses. The Company shall reimburse Executive for all outstanding business expenses incurred prior to the Transition Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such business expenses. The Company will reimburse such expenses irrespective of whether Executive executes this Agreement.

3. Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees to provide Executive:

(a) Cash Payment. Executive shall receive an amount equal to the sum of $5,411,772, payable in a cash lump sum on the Effective Date.

(b) 2013 Bonus. Executive shall remain eligible to receive a cash performance bonus (the “2013 Bonus”) with respect to calendar year 2013 targeted at $795,849, assuming performance at the target level, and a maximum 2013 Bonus opportunity of $1,273,358, assuming performance at the maximum level. The actual amount of the 2013 Bonus shall be determined by reference to the attainment of applicable performance metrics and/or individual performance objectives, in each case, as determined by the Company’s Compensation Committee. The 2013 Bonus, if any, shall be paid on or before March 15, 2014.

(c) Alignment Award. The Company shall pay Executive an Alignment Award that, consistent with similar awards provided to Company executives, is intended to approximate the unvested in-the-money equity value and cash long term incentive plan expectation of a similarly-situated US Airways executive equal to $6,510,150, payable in a cash lump sum on the Effective Date.

(d) RSU Award. On the Transition Date, the Company shall grant to Executive a restricted stock unit award (the “RSU Award”) covering 170,722 shares of the Company’s common stock. The RSU Award shall be vested in full as of the Transition Date. The terms and conditions of the RSU Award shall be set forth in a separate award agreement in a form prescribed by the Company, to be entered into by the Company and Executive, which shall evidence the grant of the RSU Award.

(e) Flight Privileges.

(i) Subject to Section 3(e)(ii) below, Executive shall receive the right to top priority, first class, positive space travel privileges for Executive, his wife and eligible dependents, pursuant to the terms and conditions of the Company’s travel policy for officers as amended from time to time. Travel privileges will be provided by the Company for the lifetimes of Executive and his wife and, with respect to Executive’s eligible dependents, so long as they remain eligible dependents.

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(ii) The travel privileges provided in Section 3(e)(i) shall commence on the first day of the seventh month following the Transition Date if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) on the Transition Date, or upon Executive’s death, if earlier.

(f) Administrative Support. For two (2) years following the Transition Date, Executive shall be provided with off-site office and administrative support commensurate with Executive’s position at a location to be selected by Executive, subject to the approval of the Company (such approval not to be unreasonably withheld).

The payments and benefits described in the preceding Sections 3(a) - (f) are referred to herein as the “Transition Benefits”. Executive’s (or Executive’s legal representative, if applicable) right to receive the Transition Benefits shall be subject to (A) Executive’s execution of this Agreement and (B) Executive’s performance of his continuing obligations pursuant to this Agreement.

4. Taxes.

(a) Executive understands and agrees that all payments and benefits under this Agreement will be subject to appropriate tax withholding and other deductions.

(b) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this 4(b) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(c) To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d) The Company will not provide any tax gross-up payments to Executive for taxes payable on travel. The amount of travel privileges used by Executive in one year will not affect the amount of travel privileges Executive is entitled to use in any other year. The right to travel privileges provided in this Agreement is not subject to liquidation, cashout, or exchange for any other taxable or nontaxable benefit.

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5. Executive’s Release of the Company.

(a) Except as otherwise set forth in this Agreement, Executive hereby releases, acquits and forever discharges the Company, its parents, subsidiaries and affiliates, and their officers, directors, agents, servants, employees, shareholders, predecessors, successors and assigns, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification Executive may have as a result of any third party action against Executive based on Executive’s employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date Executive executes this Agreement, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company (and/or any parent, subsidiary, affiliate, predecessor, successors and assigns) or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of equity or compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the Texas Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

(b) Notwithstanding the foregoing, this Agreement shall not operate to release any rights or claims of Executive (i) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (ii) to obligations to indemnify Executive respecting acts or omissions in connection with Executive’s service as a director, officer or employee of AMR Corporation, American Airlines, Inc. and US Airways, Inc. (the “Affiliated Entities”) and the Company (including under Section 4.12 of that certain Agreement and Plan of Merger, dated as of February 13, 2013, among AMR Corporation, AMR Merger Sub, Inc. and US Airways Group, Inc. (the “Merger Agreement”)); (iii) to obligations with respect to insurance coverage under any of the Company’s or the Affiliated Entities’ (or any of their respective successors) directors’ and officers’ liability insurance policies (including under Section 4.12 of the Merger Agreement); (iv) to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and any of the Affiliated Entities are jointly responsible; or (v) to any claims which cannot be waived by an employee under applicable law.

6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Texas or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than Texas.

7. Successors. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

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8. Miscellaneous.

(a) Executive acknowledges that this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment or termination of employment, except as explicitly set forth herein. Executive acknowledges that there are no other agreements, written, oral or implied, and that Executive may not rely on any prior negotiations, discussions, representations or agreements.

(b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(c) No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

(d) This Agreement must be executed and delivered by each party on or after the Closing Date and not later than December 31, 2013.

(e) This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Transition Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: December 9, 2013

/s/ Thomas W. Horton
Thomas W. Horton

AMERICAN AIRLINES GROUP INC.

DATED: December 9, 2013

	By:	/s/ W. Douglas Parker
	Name:	W. Douglas Parker
	Title:	Chief Executive Officer

Signature Page to Transition Agreement